Exhibit 5


                          ROGERS & WELLS LLP LETTERHEAD


                                        March 24, 1999


Factory 2-U Stores, Inc.
4000 Ruffin Road
San Diego, California 92123

Dear Sirs:

     We have acted as counsel to Factory 2-U Stores, Inc. (the "Company") in connection with the proposed issuance of up to 1,807,980 shares (the "Shares") of common stock, par value $0.01 per share, of the Company upon exercise of options granted under the Company's Amended and Restated 1997 Stock Option Plan. In that capacity, we are familiar with the proceedings, corporate and other, relating to the authorization of the issuance of the Shares.

     Based upon the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that when Shares are issued and paid for upon exercise of options granted under the Company's Amended and Restated 1997 Stock Option Plan, they will be legally issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to a registration statement on Form S-8 relating to the Shares.

                                        Very truly yours,

                                        ROGERS & WELLS LLP